Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and between

FISCHER IMAGING CORPORATION

as “Seller”

and

JN PROPERTIES, LLC

as “Buyer”

Dated as of November 1, 2006

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		4
1.1	Defined Terms	4
ARTICLE II PURCHASE AND SALE AGREEMENT		8
2.1	Transfer of Assets	8
2.2	Assumed Liabilities	9
2.3	Purchase Price	9
ARTICLE III CLOSING		10
3.1	Closing	10
3.2	Conveyances at Closing	10
3.3	Transaction Expenses	11
3.4	Transfer Taxes	11
3.5	Other Closing Matters	11
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER		11
4.1	Organization and Authorization of Seller	11
4.2	No Violation	12
4.3	Governmental Consents and Approvals	12
4.4	Intellectual Property	12
ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER		13
5.1	Organization of Buyer	13
5.2	Authorization	13
5.3	Governmental Consents and Approvals	13
5.4	No Violation	13
5.5	Financial Capacity	14
ARTICLE VI ADDITIONAL COVENANTS OF SELLER		14
6.1	Maintenance of Business Prior to Closing	14
6.2	Investigation by Buyer	14
6.3	Consents and Reasonable Efforts	15
ARTICLE VII CONDITIONS TO SELLER’S OBLIGATIONS		15
7.1	Entry of Sale Approval Order	15
7.2	No Order Enjoining Sale	15
7.3	Representations, Warranties and Covenants	16
ARTICLE VIII CONDITIONS TO BUYER’S OBLIGATIONS		16
8.1	Entry and Finality of Sale Approval Order	16
8.2	Representations, Warranties and Covenants	16
8.3	Consents	16
8.4	No Proceedings or Litigation	16
8.5	Instruments of Conveyance, Certificates	17
ARTICLE IX OTHER AGREEMENTS		17
9.1	Employee Matters	17
9.2	Risk of Loss	17
9.3	Consents to Assignment	17

ARTICLE X MISCELLANEOUS		18
10.1	Termination	18
10.2	In the Event of Termination; Remedies	18
10.3	Assignment; Successors	19
10.4	Notices	19
10.5	Choice of Law	20
10.6	Entire Agreement; Amendments and Waivers	20
10.7	Construction	21
10.8	Third Party Beneficiaries	21
10.9	No Waiver	21
10.10	Multiple Counterparts	21
10.11	Invalidity	21
10.12	Publicity	22
10.13	Further Assurances	22
10.14	Access to Books and Records	22
10.15	Cumulative Remedies	22
10.16	Termination of Covenants, Representations, and Warranties	22
10.17	No Impediment to Liquidation	22
10.18	Representation by Counsel; Mutual Negotiation	23

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of November 1, 2006, is  by and between JN Properties, LLC, a Colorado limited liability company (“Buyer”), and Fischer Imaging Corporation, a Delaware corporation (“Seller”).

R E C I T A L S:

Seller engages in the design, manufacture, sale, distribution, marketing, technical support and warranty and post-warranty repair of the Product Lines defined below (the “Business”).

This Agreement contemplates a transaction in which Buyer will purchase from Seller certain assets of the Business.  Specifically, Buyer will purchase the VersaRad-A and VersaRad-D systems (the “VersaRad  Line”), EPX-60 Single Plane EP Imaging System, the SPX Surgical Imaging System, EP602, and Tangent tables (the “EPX/SPX Line”) and Bloom Electrophysiology Stimulator (the “Bloom  Line”) (collectively the “Product Line”) subject to the terms and conditions of this Agreement, including its provisions regarding the assignment of liabilities.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.1           Defined Terms.

As used herein, the terms below shall have the following meanings:

Affiliate has the same meaning as set forth in the Bankruptcy Code, 11 U.S.C. § 101(2).

Agreement has the meaning set forth in the preface above.

Acquired Assets means all of Seller’s right, title and interest in and to the Data, the Deliverables, the Assumed Executory Contracts, the Equipment, the Intellectual Property and the Inventory.

Assumed Executory Contracts means the Contracts and leases set forth on Schedule 1.1 (Assumed Executory Contracts) attached hereto.

Assumed Liabilities means the liabilities and obligations of or relating to the Product Line (which may be trade payable liabilities and include the warranty obligations relating to the twenty Bloom Units retained by Buyer) specifically set forth on Schedule 1.1 (Assumed Liabilities) attached hereto.

Bankruptcy Case means the case, if necessary, filed by Debtor in the Bankruptcy Court for the District of Colorado.

Bankruptcy Code means the United States Bankruptcy Code, 11 U.S.C. § 101 et seq.

Bankruptcy Court means the United States Bankruptcy Court for the District of Colorado.

Bankruptcy Schedules means the Seller’s Schedules filed in the Bankruptcy Case.

Bloom Line has the meaning set forth in the recitals above.

Business has the meaning set forth in the recitals above.

Business Day means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of Colorado or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

Buyer has the meaning set forth in the preface above.

Cash Purchase Price has the meaning set forth in § 2.3 (a) below.

Closing has the meaning set forth in § 3.1 below.

Closing Date has the meaning set forth in § 3.1 below.

Confidentiality Agreement means the Confidentiality Agreement dated as of April 18, 2006 by and between the Seller and the Buyer.

Data means historical Product Line information including sales history, inventory history, product approved part list matched to approved vendor list, bills of material, warranty and repair history, price lists, end-user information, pricing and cost information, and business and marketing plans and proposals to the extent available under Seller’s document retention program and such other information as Buyer may reasonably request which relates to the Product Line but excluding (i) data so commingled with Seller’s other data such that it cannot be extracted without unreasonable expense or (ii) data obtained from third Persons subject to a confidentiality agreement or other applicable law restricting Buyer’s access to such data and such Person has refused to consent to the transfer of such data to Buyer.

Deferred Purchase Price has the meaning set forth in § 2.3 (b) below.

Deliverables means a copy (in accessible electronic or hard copy form) of the following:

(a)           all issued patent certificates and files for all issued patents and patent applications for the patents identified on Schedule 1.1 (IP-Transferred Patents) together with files for all reissuances, continuations-in-part, revisions, extensions, reexaminations and improvements thereof; all patent disclosure documentation for the patents and patent applications on Schedule 1.1

(IP-Transferred Patents) and for all reissuances, continuations-in-part, revisions, extensions, reexaminations and improvements thereof;

(b)           all issued registration certificates (or to the extent accessible in Seller’s possession use or control, the original certificates) for the trademarks and service marks set forth on Schedule 1.1 (IP-Transferred Trademarks) together with the application files and any trademark searches thereof;

(c)           all documents and/or files regarding the design, development and improvement of the packaging trade dress for the Product Line;

(d)           all copyrightable works of authorship (including web pages, computer software source and object code, manuals and end user-documentation, and to the extent accessible and in Seller’s possession, use or control, a master copy thereof), and copyright application files, copyright registration and renewal certificates, if any, as set forth on Schedule 1.1 (IP-Copyrights);

(e)           all mask works, if any, and all application files and registration certificates thereof, if any;

(f)            all documents and/or files, if any, of Seller’s trade secrets;

(g)           all documents and/or files containing the proprietary confidential business information as defined in subparagraph (b) of the definition of “Intellectual Property” below;

(h)           all documents and/or files containing any other Intellectual Property;

(i)            all equipment warranties relating to the Equipment and Product Line, if any; and

(j)            all manuals relating to Intellectual Property.

Deposits shall mean the good faith deposits previously paid to Seller by Buyer in the aggregate amount of $59,000.00.

Encumbrance means any pledge, lien, charge, right of others, sublease, easement, title defect, mortgage, license, encumbrance, security interest and other adverse claim or interest of any kind or nature whatsoever, other than the liens of taxing authorities that are not properly due and payable.

Environmental Laws shall mean all applicable local, state and federal statutes and regulations relating to the protection of human health or the environment, as the foregoing are enacted and in effect prior to the Closing Date.

EPX/SPX Line has the meaning set forth in the recitals above.

Equipment means the equipment, machinery, tools, jigs, dies, parts and other tangible property wherever located, set forth on Schedule 1.1 (Equipment) attached hereto.

Excluded Liabilities has the meaning set forth in § 2.2 below.

Final Order means an Order of the Bankruptcy Court that has not been reversed, stayed, modified or amended and as to which the time to appeal or petition for certiorari has expired and as to which no appeal or petition for certiorari is pending.

Intellectual Property means the following intangible items:

(a)           all patents and patent applications on Schedule 1.1 (IP-Transferred Patents) and all reissuances, continuations-in-part, revisions, extensions, reexaminations and improvements thereof;

(b)           all material know how, trade secrets, and proprietary confidential business information  relating to the Product Lines in Seller’s possession as of the Closing Date;

(c)           the trade names, trademarks and service marks set forth on Schedule 1.1 (IP-Transferred Trademarks) the goodwill of the business associated with and symbolized by the foregoing and all applications, registrations and renewals thereof;

(d)           all material copyrights (including web pages, computer software, manuals and end user-documentation), and all copyright applications, copyright registrations and copyright registration renewals, if any, in connection therewith, as set forth on Schedule 1.1 (IP-Copyrights); and

(e)           all mask works, if any, and all applications, registrations and renewals, if any, in connection therewith; and

(f)            URL redirection/forwarding, at the cost of Buyer, enabling prospects or other individuals entering the URL domain www.fischerimaging.com to be redirected to a URL to be established by Buyer for a period of 12 months after close of sale.

Notwithstanding the foregoing, the trade name Fischer Imaging or any derivative thereof, any registered trademark containing the trade name Fischer Imaging or any derivative thereof, or any domain name containing the name Fischer Imaging or any derivative thereof is not included in the definition of Intellectual Property.

Intellectual Property Schedules has the meaning set forth in § 4.4 below.

Inventory means those items described on Schedule 1.1 (Inventory) attached hereto. Buyer specifically acknowledges that 20 Bloom finished goods units will be retained by Seller and are not included in Inventory.

IRC means the Internal Revenue Code of 1986, as amended.

Maintenance Obligations has the meaning set forth in § 2.3 below.

Person means any individual, corporation, partnership, limited liability company, trust, association, joint venture or other entity or any kind whatsoever.

Personnel means all directors, officers and employees.

Product Line has the meaning set forth in the recitals above.

Purchase Price means the Cash Purchase Price plus the Deferred Purchase Price.

Representative means any attorney, accountant, agent, consultant or other representative (but shall not include Personnel).

Sale Approval Order means, in the event of a Bankruptcy Case, an order of the Bankruptcy Court, satisfactory in form and substance to Buyer, Seller and their respective counsel, entered after a hearing conducted with adequate notice, approving the transactions contemplated by this Agreement.

Sale Procedures Order means, in the event of a Bankruptcy Case, an order of the Bankruptcy Court, satisfactory in form and substance to Buyer, Seller and their respective counsel, entered after a hearing conducted with adequate notice, approving any specific sales procedures in the Bankruptcy Court.

Seller has the meaning set forth in the preface above.

Subsidiary means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

Taxes shall mean all taxes, estimated taxes, assessments and other charges, including any interest, penalties, additions to tax or additional amounts that may become payable in respect thereof, imposed by any foreign, federal, state, county, local or other government or taxing authority, which taxes shall include, without limitation, all income taxes, payroll and employee withholding taxes, unemployment insurance, social security, sales and use taxes, value-added taxes, excise taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, stamp taxes, transfer taxes, workers’ compensation and other obligations of the same or of a similar nature.

 VersaRad Line has the meaning set forth in the recitals above.

ARTICLE II
PURCHASE AND SALE AGREEMENT

2.1           Transfer of Acquired Assets.

Upon the terms and subject to the conditions and provisions contained herein and in the Sale Procedures Order, if any, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, the Acquired Assets free and clear of any and all Encumbrances, “as is, where is” without representations or warranties of any kind, express or implied except as contained in this Agreement.

2.2           Assumed Liabilities.

At the Closing, Buyer shall assume and undertake to pay, perform and discharge when due or required to be performed the Assumed Liabilities and the Assumed Executory Contracts.  Buyer will not assume nor have any responsibility, however, with respect to any other obligation or liability of Seller not included within the definition of Assumed Liabilities (the “Excluded Liabilities”).

2.3           Assumed Executory Contracts.

From and after the Closing Date, Buyer shall assume all of Seller’s obligations under the Assumed Executory Contracts including, if set forth on Schedule 1.1 (Assumed Executory Contracts), the obligations to provide maintenance services pursuant to the existing service contracts listed thereon (“Maintentance Obligations”).

2.4           Purchase Price.

(a)           Upon the terms and subject to the conditions set forth herein, Buyer shall pay to Seller for the sale, transfer, assignment, conveyance and delivery of the Acquired Assets, $590,000 (the “Cash Purchase Price”), net of the Deposits (i.e., $531,000 = $590,000 — Deposits of $59,000), by delivery of cash payable by wire transfer or other immediately available funds.

(b)           Buyer shall pay to Seller as additional consideration $4,000.00 per individual Bloom Electrophysiology Stimulator (“Bloom Unit”) sold by Buyer during the twelve (12) months following the Closing (the “Deferred Purchase Price”).  Buyer shall pay Seller under this Section 2.4(b) by the 20th of each month for any Bloom Units sold during the previous month.  Notwithstanding the number of Bloom Units actually sold during the twelve (12) months following Closing, Buyer shall pay to Seller pursuant to this Section 2.4(b) a minimum of $160,000, but in no event more than $240,000.  If at the end of the twelve (12) month period Buyer has not paid to Seller an aggregate minimum amount of $160,000 pursuant to this Section 2.4(b), Buyer shall pay to Seller the shortfall to Seller within fifteen (15) days after the expiration of the twelve (12) month period.

(c)           The Purchase Price shall be allocated for federal income tax purposes among the Acquired Assets in a manner reasonably agreeable to Seller and Buyer; provided that such allocation shall be made in a manner consistent with § 1060 of the IRC.

(d)           The Deposits shall be held in a segregated account, and applied in accordance with the terms of this Agreement.

ARTICLE III
CLOSING

3.1           Closing.

Upon the terms and conditions set forth herein and, in the event of a Bankruptcy Case, in the Sale Procedures Order or the Sale Approval Order, the closing of the transactions contemplated herein (the “Closing”) shall be held at 8:00 a.m. prevailing Mountain time at the offices of Jessop & Company, P.C., 303 E 17th Ave, Suite 930, Denver, Colorado, on the later of (i) a date within two (2) Business Days after the Sale Approval Order becomes a Final Order, (ii)  on or after October 31, 2006, but before November 6, 2006, or (iii) such other date (which date shall in no event be more than three business days after the date of satisfaction or waiver of the conditions (other than conditions intended to be satisfied at the Closing) to each Party’s obligations hereunder) as the Parties may mutually determine.  The date on which the Closing occurs in accordance with the previous sentence is referred to as the “Closing Date.”

3.2           Conveyances at Closing.

At the Closing, and in connection with effecting and consummating the Closing, including, without limitation, the sale and purchase of the Acquired Assets and the delivery of the Purchase Price, Seller and Buyer shall, on the Closing Date, deliver the following:

(a)           Instruments and Possession.  Seller shall deliver to Buyer:

(i)            in the event of a Bankruptcy Case, a certified copy of the Sale Approval Order;

(ii)           originals of all Assumed Executory Contracts owned by or in the possession of Seller, otherwise copies thereof;

(iii)          assignments and transfers of Intellectual Property in the forms attached hereto as Exhibit 3.2(a)(iii);

(iv)          one or more bills of sale for the Equipment, Inventory and Deliverables in the forms attached hereto as Exhibit 3.2(a)(iv);

(b)           Deliverables.  Promptly following the Closing, Seller shall provide the Deliverables and copies of the Data to Buyer and, from time to time thereafter, such additional Data as Buyer may reasonably request;

(c)           Miscellaneous.  After the Closing Date, Seller shall deliver to Buyer such other instruments as shall be reasonably requested by Buyer to vest in Buyer title in and to the Acquired Assets in accordance with the provisions hereof.

(d)           Form of Instruments.  To the extent that a form of any document to be delivered hereunder is not attached as an Exhibit hereto, such documents shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to Buyer and

Seller.

(e)           Purchase Price.  Buyer shall deliver the Cash Purchase Price, net of the Deposits, to the Seller in accordance with Section 2.4 and such other instruments of assumption as Seller and its counsel reasonably may request.

3.3           Transaction Expenses.

Except as expressly provided herein, each party shall bear its own costs and expenses, including attorney, accountant and other consultant fees, in connection with the execution and negotiation of this Agreement and the consummation of the transactions contemplated hereby.

3.4           Transfer Taxes and Costs.

All transfer, sales, use and other Taxes in connection with the transactions contemplated by this Agreement shall be paid equally by both Seller and Buyer.  All costs to register or record the transfer of any intellectual property shall be paid by Buyer.

3.5           Other Closing Matters.

Each of the parties shall use their reasonable efforts to take such other actions required hereby to be performed by it prior to or on the Closing Date.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby makes, as of the date hereof, the following representations and warranties to Buyer regarding only those Acquired Assets being transferred from Seller to Buyer, subject to an appropriate vote of Seller’s shareholders or, in the event of a Bankruptcy Case, the entry of the Sale Approval Order by the Bankruptcy Court:

4.1           Organization and Authorization of Seller.

Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware.  Seller has all necessary corporate power and authority to enter into this Agreement subject to Seller shareholder approval or the Sale Approval Order and has taken all corporate action necessary, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder, and no other corporate proceedings on the part of Seller are necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Seller and, upon receipt of shareholder approval or the Sale Approval Order, is a valid and binding obligation of Seller, enforceable against it in accordance with its terms (except to the extent that enforcement may be affected by applicable bankruptcy, reorganization, insolvency and similar laws affecting creditors’ rights and remedies and by general principles of equity (regardless of whether enforcement is sought at law or in equity)).  Each agreement or instrument which has been or shall be entered into or executed and delivered by Seller in connection with the transactions contemplated hereby has been (or will be) duly authorized, executed and delivered by

Seller, and is (or will be when authorized, executed and delivered) a valid and binding obligation of Seller, enforceable against it in accordance with its terms (except to the extent that enforcement may be affect by laws relating to bankruptcy, reorganization, insolvency and similar laws affecting creditors’ rights and remedies and by general principles of equity (regardless of whether enforcement is sought at law or in equity)).

4.2           No Violation.

Other than the requirement to obtain shareholder approval for the sale of all or substantially all of Seller’s assets, the execution and delivery of this Agreement and the other agreements specified herein and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate any provision of the certificate of incorporation or bylaws of Seller, (b) conflict with or violate any statute or law, or any judgment, decree, order, regulation or rule of any court or governmental authority, binding upon or applicable to Seller or by which the Acquired Assets, are bound or affected or (c) result in the creation or imposition of any lien or encumbrance on any of the Acquired Assets.

4.3           Governmental Consents and Approvals.

Except for the Sale Approval Order or the requirement to obtain shareholder approval, as applicable, no consent, waiver, agreement, approval, Permit or authorization of, or declaration, filing, notice or registration to or with, any United States federal or state, local or foreign governmental or regulatory authority is required to be made or obtained by Seller in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby or thereby.

4.4           Intellectual Property.

Those Intellectual Property assets designated as being registered on the attached Schedule 1.1 (IP-Transferred Patents), and Schedule 1.1 (IP-Transferred Trademarks), (collectively the “Intellectual Property Schedules”), are all of Seller’s registered Intellectual Property assets relating to the Product Lines.  To Seller’s actual knowledge, Seller owns all the Intellectual Property that is material to the Business as currently conducted by Seller.  To Seller’s actual knowledge, all patents, trademarks and trade names listed on the Intellectual Property Schedules and designated as being registered have been duly issued and are subsisting.  Seller has not received any written notice of invalidity, infringement or misappropriation of any rights of others with respect to such Intellectual Property.  To Seller’s actual knowledge, no other firm, corporation, association or person is infringing upon or misappropriating any such Intellectual Property.  To Seller’s actual knowledge, Seller’s use of the Intellectual Property is not infringing upon or otherwise violating the rights of any third party in or to such Intellectual Property.   To Seller’s actual knowledge, there are no restrictions on Seller’s right to sell products manufactured by Seller in connection with the Product Line that result from, are caused by or are otherwise related to any of the Intellectual Property.

4.5           Good Title, Adequacy and Condition.

Upon receipt of the Approval Order, Seller has good and marketable title to all of the Acquired Assets, with full power to sell, assign, transfer and convey the same, free and clear of any liens or encumbrances.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby makes the following representations and warranties as of the date hereof to Seller:

5.1           Organization of Buyer.

Buyer is duly organized, validly existing and in good standing under the laws of the State of Colorado.

5.2           Authorization.

Buyer has all necessary corporate power and authority to enter into this Agreement and has taken all corporate action necessary, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder, and no other corporate proceedings on the part of Buyer are necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Buyer and is a valid and binding obligation of Buyer, enforceable against it in accordance with its terms (except to the extent that enforcement may be affected by applicable bankruptcy, reorganization, insolvency and similar laws affecting creditors’ rights and remedies and by general principles of equity (regardless of whether enforcement is sought at law or in equity)).  Each agreement or instrument which has been or shall be entered into or executed and delivered by Buyer in connection with the transactions contemplated hereby has been (or will be) duly authorized, executed and delivered by Buyer, and is (or will be when authorized, executed and delivered) a valid and binding obligation of Buyer, enforceable against it in accordance with its terms (except to the extent that enforcement may be affect by laws relating to bankruptcy, reorganization, insolvency and similar laws affecting creditors’ rights and remedies and by general principles of equity (regardless of whether enforcement is sought at law or in equity)).

5.3           Governmental Consents and Approvals.

Other than the Sale Approval Order, no consent, waiver, agreement, approval, permit or authorization of, or declaration, filing, notice or registration to or with, any United States federal or state governmental or regulatory authority is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby or thereby.

5.4           No Violation.

The execution and delivery of this Agreement and the other agreements specified herein and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate any provision of the Articles of Organization or Operating Agreement of Buyer or

(b) conflict with or violate any statute or law, or any judgment, decree, order, regulation or rule of any court or governmental authority, binding upon or applicable to Buyer or by which the property or assets of Buyer are bound or affected.

5.5           Financial Capacity.

Buyer has access to sufficient financial resources to pay the Cash Purchase Price, consummate the transactions contemplated herein and perform its obligations under the Assumed Executory Contracts and under Section 9.1 of this Agreement.

5.6           Due Diligence.

Buyer has had an opportunity to inspect and examine the Acquired Assets and to conduct any and all due diligence regarding the assets prior to making its offer.  Buyer has relied solely upon its own independent review, investigation and/or inspection of any documents and/or the assets in making its bid, except as expressly stated in this Agreement.  Buyer did not rely upon any written or oral statements, representations, promises, warranties or guaranties whatsoever, except as provided in this Agreement, whether express or implied, by operation of law or otherwise, regarding the Product Lines, or the completeness of any information provided in connection therewith or the auction.

ARTICLE VI
ADDITIONAL COVENANTS

Seller and Buyer covenant and agree with each other that from the date hereof through the Closing:

6.1           Maintenance of Business Prior to Closing.

Seller shall maintain the Acquired Assets in their current state of repair, excepting normal wear and tear.

6.2           Investigation by Buyer.

Seller shall allow Buyer and its Representatives and the financial institutions (and their counsel and representatives) providing or proposed to provide financing in connection with this Agreement and the transactions contemplated hereby, during regular business hours upon reasonable notice, to make such inspection of the Acquired Assets, business and operations of Seller and to inspect and make copies of contracts and all other documents and information requested by Buyer and related to the Product Line, including, without limitation, historical financial information concerning the Product Line, and to meet with Seller’s designated personnel and/or their representatives.  Seller shall make available to Buyer promptly upon reasonable request (a) all additional documents and information with respect to the affairs of Seller relating to the Product Line and (b) access to the Personnel and to Seller’s Representatives as Buyer, or its Representatives, may from time to time reasonably request and shall instruct such Personnel and Representatives to cooperate with Buyer and its Representatives, and to make available such documents and information as Buyer and its Representatives may request.  Buyer will treat and hold any information it receives in the course of the reviews contemplated by this section in accordance with the Confidentiality Agreement.

6.3           Consents and Reasonable Efforts.

(a)           Seller shall take all reasonable actions required (i) to obtain at the earliest practicable date all consents, waivers, approvals, authorizations and agreements required hereunder,  and promptly to give all notices to, effect all registrations pursuant to, and make all other filings with or submissions to, any third parties, including, without limitation, governmental and regulatory authorities, necessary or advisable to authorize approve or permit the consummation of the transactions contemplated hereby.

(b)           Each of the parties hereto covenants and agrees, upon the terms and subject to the conditions contained herein, to pursue diligently and in good faith and use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable under applicable laws and regulations to put, consummate and make effective the transactions contemplated hereby, subject to Seller’s obligations under the Sale Procedures Order, if applicable.

ARTICLE VII
CONDITIONS TO SELLER’S OBLIGATIONS

The obligations of Seller to sell the Acquired Assets and to consummate the transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived (in whole or in part) by Seller:

7.1           Entry of Sale Approval Order or Shareholder Approval.

In the event of a Bankruptcy Case, the Sale Approval Order shall have been entered by the Bankruptcy Court and shall not have been stayed.  If an appeal of the Sale Approval Order is filed and Buyer elects in its sole discretion to waive the condition to Closing that the Sale Approval Order shall be a Final Order then Seller shall be obligated to proceed with Closing notwithstanding the pendency of any such appeal, unless the Sale Approval Order is stayed.  Otherwise, Seller shall have obtained shareholder approval.

7.2           No Order Enjoining Sale; Proceedings or Litigation.

No judgment, injunction, order or decree shall prohibit the consummation of the transactions contemplated herein.  No actions by any governmental authority shall have been instituted for the purpose of enjoining or preventing, or which question the validity or legality of, the transactions contemplated hereby.  No judgment, injunction, order or decree shall prohibit the consummation of the transactions contemplated herein.

7.3           Representations, Warranties and Covenants.

All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, and Buyer shall have performed all agreements and covenants required hereby to be performed by Buyer prior to or at the Closing Date.

7.4           Consents.

All material consents, approvals, and waivers from third parties and governmental and regulatory authorities required to consummate the transactions set forth herein or contemplated hereby, if any, shall have been obtained.

ARTICLE VIII
CONDITIONS TO BUYER’S OBLIGATIONS

The obligations of Buyer to purchase the Acquired Assets and to consummate the transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived (in whole or in part) by Buyer:

8.1           Entry and Finality of Sale Approval Order or Shareholder Approval.

In the event of a Bankruptcy Case, the Sale Approval Order shall have been entered by the Bankruptcy Court and shall have become a Final Order.  Otherwise, shareholder approval shall have been obtained by Seller.

8.2           Representations, Warranties and Covenants.

All representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, and Seller shall have performed in all material respects all agreements and covenants required hereby to be performed by Seller prior to or at the Closing Date.

8.3           Consents.

All material consents, approvals, and waivers from third parties and governmental and regulatory authorities required to consummate the transactions set forth herein or contemplated hereby, if any, shall have been obtained.

8.4           No Order Enjoining Sale; No Proceedings or Litigation.

No actions by any governmental authority shall have been instituted for the purpose of enjoining or preventing, or which question the validity or legality of, the transactions contemplated hereby.  No judgment, injunction, order or decree shall prohibit the consummation of the transactions contemplated herein.

8.5           Instruments of Conveyance, Certificates.

Seller shall have executed and delivered to Buyer all of the documents provided for in Section 3.2(a).

ARTICLE IX
OTHER AGREEMENTS

9.1           Service Provider.

(a)           From and after the Closing Date, Buyer agrees to the handle and fulfill all customer inquiries and requests for the Product Lines.  In addition, from and after the Closing Date, Buyer shall perform all governmental regulatory functions associated with the maintenance of the Product Lines, including, without limitation, handling of customer calls and complaints, performing any required corrections and removals, maintaining complaint logs and filing appropriate reports with the United States Food & Drug Administration (“FDA”), reviewing and analyzing customer complaints, and taking corrective action (collectively, “Customer Service and Corrective Action”) with  regard to products manufactured by Buyer from and after the Closing Date.  Notwithstanding anything herein to the contrary, Buyer shall be responsible for Customer Service and Corrective Action for the Product Lines that were manufactured by Seller prior to the Closing Date solely to the extent required by applicable law.  In addition, Buyer assumes no responsibility or obligation with respect to requests or governmental regulatory inquiries, investigations, or demands that would require the filing of a Premarket Approval Supplement with the FDA for any substantial redesign work associated with the Product Lines or its components.

(b)           Indemnification.  Buyer shall indemnify, defend and hold Seller and its affiliates harmless from and against any and all costs, losses, liabilities, claims, damages or expenses (“Losses”) suffered or incurred by Seller or any of its affiliates as a result of the activities of Buyer undertaken under this Section 9.1 other than in the case of any Losses arising in whole or in part from the intentionally wrongful or grossly negligent actions of Seller from and after the Closing Date.

9.2           Risk of Loss.

Seller acknowledges and agrees that Buyer does not have any liability or obligation to Seller in respect of any loss, theft or damage to property experienced by Seller at any time, whether occurring prior to, on or after the date hereof.  If Closing occurs, Buyer shall be entitled to the proceeds of any insurance or other proceeds payable with respect to the losses on the Acquired Assets for loss or damage occurring prior to the Closing Date, whether received prior to, at or after Closing.

9.3           Consents to Assignment.

Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Assumed Executory Contract or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way adversely affect the rights of Buyer thereunder and, if applicable, after taking into account the operation of the Bankruptcy Code.  If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights thereunder so that Buyer would not receive all such rights, Seller will cooperate with Buyer, in all reasonable respects, to provide to Buyer the benefits under any such Assumed Executory Contract, claim or right including, without limitation, enforcement for the benefit of Buyer of any and all rights of Seller against a third party thereto arising out of the breach or cancellation by such third party or otherwise.

ARTICLE X
MISCELLANEOUS

10.1         Termination.

This Agreement may be terminated prior to the Closing:

(a)           by mutual written consent executed by both Buyer and Seller (and in the event of a Bankruptcy Case, subject to the approval of the Bankruptcy Court) at any time;

(b)           by Buyer if any event occurs which renders satisfaction of one or more of the conditions to Buyer’s obligations set forth in Article VIII impossible; and

(c)           by Seller if any event occurs which renders satisfaction of one or more of the conditions to Seller’s obligations set forth in Article VII impossible.

10.2         In the Event of Termination; Remedies.

In the event of termination of this Agreement pursuant to Section 10.1:

(a)           each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same;

(b)           no confidential information received by any party with respect to the business of any other party or its Affiliates shall be disclosed to any third party, unless required by law;

(c)           all obligations of the parties hereto under this Agreement shall terminate and there shall be no liability of any party hereto to any other party and each party hereto shall bear its own expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement; provided that the foregoing shall not relieve any party of liability for damages actually incurred by any other party as a result of any breach of this Agreement resulting from the willful misconduct or reckless or grossly negligent act or omission of the party permitting, causing or committing such breach; and further provided that the termination of this Agreement shall not affect the obligations of the Buyer and the Seller under the Confidentiality Agreement; and

(d)           If this Agreement is terminated pursuant to Section10.1 (c) , then the Deposits shall be retained by Seller and (i) if such default occurs prior to the entry of the Sale Approval Order, such Deposits shall be Seller’s sole and exclusive remedy against the Buyer which consideration the parties to this Agreement agree is reasonable and fair compensation for the foreseeable losses that might result from such breach considering all of the circumstances existing on the date of this

Agreement, including the value of the Deposits in relation to the harm to Seller that can be reasonably anticipated, and in recognition that proof of actual damages would be difficult, costly or inconvenient or (ii) if such default occurs on or after the entry of the Sale Approval Order, the retention of such Deposit shall not be Seller’s exclusive remedy.  If this Agreement is terminated pursuant to Section 10.1 (b), then the Deposits shall be returned to Buyer with interest, if applicable. In the event of termination of this Agreement pursuant to Section 10.1 (a), then the Deposits shall be returned to Buyer with interest.

10.3         Assignment; Successors.

Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of all other parties to this Agreement.  Seller agrees to the assignment by Buyer of its rights pursuant to this Agreement, to any Affiliate of Buyer; provided that no such assignment by Buyer shall relieve Buyer of any of its obligations hereunder and any such assignee shall only have such rights (as limited hereunder) and obligations as Buyer now has hereunder.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective representatives, heirs, legatees, successors and permitted assigns, including without limitation any Chapter 11 or Chapter 7 trustee appointed in the Bankruptcy Case, and no other person shall have any right, benefit or obligation hereunder.

10.4         Notices.

All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, upon receipt of telephonic confirmation; the date after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested.  In each case notice shall be:

If to Seller, addressed to:	Fischer Imaging Corp.
370 Interlocken Blvd., Suite 400
Broomfield, Colorado 80021
Fax: (303) 327-1576
Attention: Paula Rosson

with a copy to
Attorneys for Seller:	Douglas W. Jessop
Jessop & Company, P.C.
303 E 17th Avenue, Suite 930
Denver, Colorado 80203
Fax: (303) 860-7723

and:	Ron Levine
Davis Graham & Stubbs LLP
Suite 500
1550 Seventeenth Street
Denver, CO 80202
Fax: (303) 893-1379

If to Buyer, addressed to:	JN Properties, LLC
12300 North Grant Street
Denver, CO 80241
Fax:
Attention: Morgan Nields

with a copy to
Attorneys for Buyer:	Jon Taylor
Kendall, Koenig & Oelsner
1675 Broadway, Suite 750
Denver, CO 80202
Fax: 303-672-0101

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

10.5         Choice of Law.

This Agreement shall be construed and interpreted, and the rights of the parties determined in accordance with, the laws of the State of Colorado.  Each party irrevocably consents to the service of any and all process in any action or proceeding arising out of or relating to this Agreement by the mailing of copies of such process to each party at its address specified in Section 10.4.  The parties hereto irrevocably submit to the exclusive jurisdiction of (i) the courts of the State of Colorado, (ii) if it has or can acquire jurisdiction, in the United State District Court for the District of Colorado, or (iii) the United States Bankruptcy Court (or any court exercising appellate jurisdiction over the Bankruptcy Court) over any dispute arising out of or relating to this Agreement or any other agreement or instrument contemplated hereby or entered into in connection herewith or any of the transactions contemplated hereby or thereby and any such dispute shall be deemed to have arisen in the State of Colorado.  Each party hereby irrevocably agrees that all claims in respect of such dispute or proceedings may be heard and determined in such dispute or proceedings may be heard and determined in such courts.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum in connection therewith.

10.6         Entire Agreement; Amendments and Waivers.

This Agreement, together with all exhibits and schedules attached or to be attached hereto constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties (except the Confidentiality Agreement); provided that the forms of agreements attached hereto as Exhibits shall be superseded by the copies of such agreements by the parties thereto to be conclusive evidence of such parties’ approval of any change or modification or waiver of this Agreement shall be binding unless executed in writing by or on behalf of the party to be bound thereby.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

10.7         Construction.

The headings and captions of the various Articles and Sections of this Agreement have been inserted solely for purposes of convenience, are not part of this Agreement, and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement.  Unless stated to the contrary, all references to Articles, Sections paragraphs or clauses herein shall be to the specified Article, Section, paragraph or clause of this Agreement, and all references to Exhibits and Schedules shall be to the specified Exhibits and Schedules attached hereto.  All Exhibits and Schedules attached are made a part hereof.  All terms defined herein shall have the same meaning in the Exhibits and Schedules, except as otherwise provided therein.  All references in this Agreement to “this Agreement” shall be deemed to include the Exhibits and Schedules attached hereto.  The terms “hereby”, “hereto”, “hereunder” and any similar terms as used in this Agreement, refer to this Agreement in its entirety and not only to the particular portion of this Agreement where the term is used.  Whenever in this Agreement provision is made for the payment of attorneys’ fees, such provision shall be deemed to mean reasonable attorneys’ fees and paralegals’ fees.  The term “including” when used herein shall mean “including, without limitation.”  Wherever in this Agreement the singular number is used, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders, and vice versa, as the context shall require.

10.8         Third Party Beneficiaries.

No Person other than the parties hereto, shall have any rights or claims under this Agreement.

10.9         No Waiver.

The failure of either party hereto to seek redress for any breach, or to insist upon the strict performance, of any covenant or condition of the Agreement by the other shall not be, or be deemed to be, a waiver of the breach or failure to perform, nor prevent a subsequent act or omission in violation of, or not strictly complying with, the terms hereof from constituting a default hereunder.

10.10       Multiple Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.11       Invalidity.

In the event that any one or more of the provisions, or any portion thereof, contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision, or any portion thereof, of this Agreement or any other such instrument.

10.12       Publicity.

No party shall issue any press release or make any public statement regarding the transactions contemplated hereby, without the prior approval of the other party, and the parties hereto shall issue a mutually acceptable press release as soon as practicable after the earlier of the Closing or the entry of the Sale Approval Order; provided that nothing herein shall be deemed to prohibit any party from making any disclosure which its counsel deems necessary in order to fulfill such party’s disclosure or notice obligations imposed by law or by the Sale Procedures Order.

10.13       Further Assurances.

Without limiting any other rights or obligations of the parties contained in this Agreement, following the Closing, Seller agrees to execute such documents, instruments or conveyances and take such actions as may be reasonably requested by Buyer’s counsel and otherwise reasonably cooperate with Buyer, its Affiliates and their respective Representatives in connection with any action that may be necessary or advisable to put Buyer in possession of the Assets.

10.14       Access to Books and Records.

Seller will permit representatives of Buyer to have access at reasonable times and with reasonable notice, and in a manner so as not to interfere with the normal business operations of Seller, to the premises, properties, personnel, books, records (excluding Tax records), contracts, and documents pertaining to the Acquired Assets.  Buyer will treat and hold any information it receives in the course of the reviews contemplated by this section in accordance with the Confidentiality Agreement.

10.15       Cumulative Remedies.

All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies; provided, however, that any Person pursuing any rights and remedies with respect to access to books and records shall first agree to reasonable confidentiality restriction with Buyer.

10.16       Termination of Covenants, Representations, and Warranties.

The covenants, representations, and warranties made by Seller and/or Buyer herein shall terminate as of the Closing.  Buyer shall have no right to seek indemnification subsequent to the Closing based on a breach of a representation and/or warranty made by Seller herein or in any other document, certificate or instrument entered into by the Seller in connection herewith.

10.17       No Impediment to Liquidation.

Nothing herein shall be deemed or construed so as to limit, restrict or impose any impediment to Seller’s right to liquidate, dissolve and wind-up its affairs and to cease all business activities and operations at such time as it may determine following the Closing.

10.18       Representation by Counsel; Mutual Negotiation.

Each party has been represented by counsel of its choice in negotiating this Agreement.  This Agreement shall therefore be deemed to have been negotiated and prepared at the joint request, direction and construction of the parties, at arm’s length, with the advice and participation of counsel, and will be interpreted in accordance with its terms without favor to any party.

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IN WITNESS WHEREOF, Fischer Imaging Corp. and JN Properties, LLC have caused this Asset Purchase Agreement to be executed by their respective duly authorized officers, and have caused their respective corporate seals to be hereunto affixed, all as of the day and year first above written.

FISCHER IMAGING CORPORATION

By:	/s/ Paula Rosson
Name:	Paula Rosson
Its:	President and CEO

JN PROPERTIES, LLC

By:	/s/ Morgan Nields
Name:	Morgan Nields
Its:	Manager